EXHIBIT d.11

                                 FIRST AMENDMENT
                            TO SUBADVISORY AGREEMENT

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                                FIRST AMENDMENT
                                ---------------
                            TO SUBADVISORY AGREEMENT
                            ------------------------

         THIS AMENDMENT, effective as of the 1st day of September, 2006 amends that certain Subadvisory Agreement effective October 21, 2004 (the "Agreement"), among Phoenix Equity Trust, a Delaware statutory trust on behalf of its series Phoenix Mid-Cap Value Fund (the "Fund"), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") and Sasco Capital, Inc., a Connecticut corporation (the "Subadviser") as follows:

      1.      The following provision is hereby added as Section 19 to the
              Agreement:

              Prohibited Conduct.
              ------------------

              In providing the services described in this Agreement, the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Phoenix Investment Partners, Ltd. regarding transactions for the Fund in securities or other assets. The Fund shall provide the Subadviser with a list of investment companies sponsored by Phoenix and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

      2. All provisions of the Agreement remain in full force and effect and are unchanged in any other respects.

      3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

                                      [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

                                  PHOENIX EQUITY TRUST

                                  By: /s/ Francis G. Waltman
                                     ------------------------------------
                                      Name:   Francis G. Waltman
                                      Title:  Senior Vice President

                                  PHOENIX INVESTMENT COUNSEL, INC.

                                  By: /s/ John H. Beers
                                     ------------------------------------
                                      Name:   John H. Beers
                                      Title:  Vice President and Clerk

ACCEPTED:

SASCO CAPITAL, INC.

By:/s/ Hoda Biba
   -----------------------------
   Name:   Hoda Bibi
   Title:  President and Managing Director